Exhibit 99.1

NGL ENERGY PARTNERS LP ANNOUNCES MERGER WITH HIGH SIERRA ENERGY LP

Tulsa, Oklahoma —May 21, 2012 — NGL Energy Partners LP (NYSE: NGL) today announced the signing of merger agreements with High Sierra Energy LP and High Sierra Energy GP, LLC (its general partner).  NGL will exchange common units and contribute cash for the equity interests in the High Sierra entities. The combined consideration for the HSE entities is $693 million less assumed net debt.   Based upon the expected outstanding indebtedness of the HSE entities as of closing, the equity portion is expected to be approximately $433 million and the cash portion will be approximately $150 million.  Closing is anticipated in early June upon satisfaction of certain conditions including approval of the merger by requisite HSE unitholders and expiration of the Hart Scott Rodino waiting period.

High Sierra Energy is a Denver, Colorado based limited partnership with three core business segments: crude oil gathering, transportation and marketing; water treatment, disposal, recycling and transportation; and natural gas liquids transportation and marketing. The crude oil segment handles approximately 50,000 bbls/day of crude and controls 32 pipeline injection facilities, three crude oil terminals (two of which provide barge service) and  approximately 90 tractor-trailers.  The water services segment handles over 80,000 bbls of water/day through a 60,000 bbls/day recycling plant located in the Pinedale Anticline of Wyoming; 7 disposal plants (two of which include treating and recycling facilities) located in the Niobrara crude oil play in the DJ Basin; and a transportation and frac tank rental operation with 50 tractor trailers located within the Mississippian Lime crude oil play in Oklahoma and Kansas.  The natural gas liquids transportation and marketing segment leases over 2,000 rail cars, owns 6 transloaders and leases 4 rail sites to move approximately 45,000 bbls/day of natural gas liquids from coast to coast.

“Combining NGL and High Sierra creates a dynamic and diversified mid-cap MLP that will provide multiple services to upstream customers including water treatment and transportation, crude oil gathering, transportation and marketing as well as natural gas liquids transportation and marketing,”  said H. Michael Krimbill, CEO of NGL. “With our combined fleet of more than 3,000 rail cars, 18 natural gas liquids terminals from coast to coast, 3 crude oil terminals, over 90 trucks, a substantial wholesale marketing and supply network plus retail demand in excess of 140 million gallons of propane annually, we will be a full service midstream solution for gas plant and fractionation operators, crude oil producers, refiners and retailers across the country.”

According to Stephen D. Tuttle, President of Midstream “NGL will have four segments upon completion of the mergers:

•                  Water treatment, disposal , recycling and transportation

•                  Crude Oil, gathering, transportation and marketing

•                  Natural Gas Liquids transportation and marketing

•                  Retail propane

The partnership will have a substantial presence in all of these segments and look to grow them at attractive multiples.”

James J. Burke, the CEO of High Sierra said “This merger has great synergies and creates a diversified midstream company with multiple solutions for the producer operating in some of the country’s most prolific oil and gas plays.  The combined entity will have a strong balance sheet and ready access to the public debt and equity markets.  This will enable us to expand our geographic footprint and exploit the vast opportunities in the exploding water and crude oil arenas.  We could not ask for a better fit between the two companies.”

NGL management anticipates recommending an increase in the annual distribution from $1.45 to $1.65 to the board of directors for the quarter ending June 30, 2012 if the transaction closes during June 2012.

Robert W. Baird & Co. Incorporated is serving as financial advisor to NGL Energy Partners in the transaction, while Winston & Strawn LLP is serving as legal counsel.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane. The Partnership completed its initial public offering in May 2011. For further information visit the Partnership’s website atwww.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction and the estimated closing date.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission.  The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com.